Katherine O'Halloran Appointed as Interim GoHealth Chief Financial Officer O'Halloran, current Chief Accounting Officer, brings 30 years of experience in Finance and Accounting at public and private companies Former CFO Jason Schulz departs for personal reasons after building high-performing finance organization during company turnaround Company to conduct search process for permanent CFO CHICAGO, June 4, 2024 /Globe Newswire/ — GoHealth, Inc. (GoHealth) (NASDAQ: GOCO), a leading health insurance marketplace and Medicare-focused digital health company, announced that its Board of Directors has appointed Katherine O’Halloran, Chief Accounting Officer, as interim Chief Financial Officer. Ms. O’Halloran’s appointment follows the resignation of Jason Schulz, Chief Financial Officer and Treasurer, effective immediately. Mr. Schulz’s resignation is for personal reasons and is in no way related to his performance, internal relationships, nor GoHealth’s business performance, financial reporting, or controls, where the Company has invested in and built a high performing finance function. Mr. Schulz will continue to support GoHealth with transition services through September 1, 2024 while the Company conducts a search process to identify a permanent CFO. “Katie brings significant finance, accounting and audit expertise. With her background and strong knowledge of our business, we are confident that she will effectively lead our finance function during this interim period as we conduct a thorough search process to identify a permanent CFO. As Katie enters her new role, she will be supported by a deep and talented finance team to help build on the momentum underway throughout our business,” said Vijay Kotte, CEO of GoHealth. “I would also like to thank Jason for his contributions as CFO over the last two years, where he has leveraged his significant operating financial expertise to drive our transformational turnaround and establish a strong foundation to drive GoHealth’s continued stability, innovation and growth.” Ms. O’Halloran joined GoHealth as Chief Accounting Officer in April 2023. From January 2022 until April 2023, she was the Chief Financial Officer at VanEnkevort Tug & Barge, Inc. Prior to VanEnkevort Tug & Barge, she spent the previous 16 years in various finance and accounting leadership roles at Great Lakes Dredge & Dock Corporation (Nasdaq: GLDD).